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Exhibit 4.6

WARRANT TO PURCHASE COMMON STOCK

THIS WARRANT AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT TO PURCHASE COMMON STOCK

Number of Shares:	shares
Warrant Price:	$1.50 per share
Issuance Date:	July 29, 2003
Expiration Date:	July 28, 2006

FOR VALUE RECEIVED,            or its registered assigns (hereinafter called the "Holder") is entitled to purchase from Odetics, Inc., a Delaware corporation (the "Company"), the above referenced number of shares of the Company's Class A Common Stock (the "Common Stock"), at the Warrant Price referenced above, all subject to adjustment from time to time as described herein. The exercise of this Warrant shall be subject to the provisions, limitations and restrictions contained herein.

1.
Term and Exercise.

        1.1   Term.    This Warrant is exercisable in whole or in part (but not as to any fractional share of Common Stock), from time to time, at any time after the date which is six (6) months from the Issuance Date and prior to 5:00 p.m. on the Expiration Date set forth above.

        1.2   Procedure for Exercise of Warrant.

          (a)   Holder may exercise this Warrant by delivering the following to the principal office of the Company in accordance with Section 5.1 hereof: (i) a duly executed Notice of Exercise in substantially the form attached as Schedule A, (ii) payment of the Warrant Price then in effect for each of the shares being purchased, as designated in the Notice of Exercise, and (iii) this Warrant. Payment of the Warrant Price may be in cash, certified or official bank check payable to the order of the Company, or wire transfer of funds to the Company's account (or any combination of any of the foregoing) in the amount of the Warrant Price for each share being purchased.

          (b)   Notwithstanding any provisions herein to the contrary, if the Fair Market Value (as defined below) is greater than the Warrant Price as of the day of exercise, the Holder may elect to receive, without the payment by the Holder of any additional consideration, shares of Common Stock equal to the value of the "spread" on the shares (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company in accordance with Section 5.1, together with the Notice of Exercise, in which event the Company shall issue to the Holder hereof a number of shares of Common Stock computed using the following formula:

X = Y × (FMV - WP)
        FMV

Where:	X	=	the number of shares of Common Stock to be Issued to the Holder pursuant to this net exercise
	Y	=	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, that portion of the Warrant requested to be exercised
	FMV	=	the Fair Market Value (as of the date of such calculation) of one share of Common Stock
	WP	=	the Warrant Price (as adjusted as of the date of such calculation)

For purposes of this Warrant, the "Fair Market Value" of one share of the Common Stock as of a particular date shall be determined as follows: (i) if traded on a national securities exchange or through the Nasdaq Stock Market, the Fair Market Value shall be deemed to be the volume weighted average trading price of the Common Stock on such exchange for the five trading days immediately prior to the date of exercise indicated in the Notice of Exercise (or if no reported sales took place on such day, the last date on which any such sales took place prior to the date of exercise); (ii) if traded over-the-counter only and not on the Nasdaq Stock Market, the Fair Market Value shall be deemed to be the average of the closing bid and asked prices over the five trading days immediately prior to the date of exercise indicated in the Notice of Exercise (or if no reported sales took place on such day, the last date on which any such sales took place prior to the date of exercise); and (iii) if there is no active public market, the Fair Market Value shall be the fair market value of the Common Stock as of the date of exercise, as determined in good faith by the Board of Directors of the Company; provided that any such five trading day period referenced above shall be extended by the number of trading days during such period on which trading in the Company's Common Stock is suspended, by, or not traded on the securities exchange, Nasdaq Stock Market or over-the-counter market on which the Common Stock is then listed or traded.

        1.3   Effective Date of Exercise; Delivery of Certificate.

          (a)   In the event of any exercise of the rights represented by this Warrant, a certificate or certificates for the shares of Common Stock so purchased, registered in the name of the Holder or such other name or names as may be designated by the Holder if otherwise permitted under this Warrant, together with any other securities or other property which the Holder is entitled to receive upon exercise of this Warrant, shall be delivered to the Holder hereof, at the Company's expense, within a reasonable time after the rights represented by this Warrant shall have been so exercised; and, unless this Warrant has expired or has been exercised in full, a new Warrant representing the number of shares (except a remaining fractional share), if any, with respect to which this Warrant shall not then have been exercised shall also be issued to the Holder hereof.

          (b)   The person in whose name any certificate for shares of Common Stock is issued upon exercise of this Warrant shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant was surrendered and payment of the Warrant Price was received by the Company, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is on a date when the stock transfer books of the Company are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the stock transfer books are open.

        1.4   Fractional Shares. This Warrant may not be exercised for fractional shares; and no fractional share of any class or series of the Company's capital stock shall be issued upon exercise of the Warrant.

2.
Compliance with Securities Laws.

        2.1   Own Account. The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the shares of Common Stock or other securities to which Holder is entitled pursuant to Section 3 hereof (such shares or securities, the "Warrant Stock") to be issued upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell, or otherwise dispose of this Warrant or Warrant Stock to be issued upon exercise hereof or conversion thereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the "Act"), or any state securities laws. Upon exercise of this Warrant, the Holder shall, if reasonably requested by the Company, confirm in writing, in a form reasonably satisfactory to the Company, that the shares of Warrant Stock so purchased are being acquired solely for the Holder's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

        2.2   Accredited Investor. Holder further acknowledges that it is familiar with the definition of "accredited investor" in Rule 501 of Regulation D promulgated under the Act and certifies that Holder is an accredited investor as defined in such rule.

        2.3   Unregistered Securities. Holder understands that neither this Warrant nor the Warrant Stock have been registered under the Act, and therefore they may not be sold, assigned or transferred unless (i) a registration statement under the Act is in effect with respect thereto or (ii) an exemption from registration is found to be available to the satisfaction of the Company.

        2.4   Legends. Holder further acknowledges and agrees that the stock certificates evidencing the Warrant Stock shall bear a restrictive legend, substantially in the following form (in addition to such other restrictive legends as are required or deemed advisable under the provisions of this Warrant, any applicable law or regulation or any other agreement to which Holder is a party):

    "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED (I) IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS TRANSFERRED PURSUANT TO AN EXEMPTION FROM THE ACT, AND ASSURANCES (INCLUDING BUT NOT LIMITED TO AN OPINION OF COUNSEL), IF SO REQUIRED BY THE COMPANY, ARE PROVIDED TO THE COMPANY, SATISFACTORY IN FORM AND CONTENT TO THE COMPANY, STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT."

3.
Adjustments.

          3.1   Subdivision or Combination of Shares. In case the Company shall at any time subdivide its outstanding Common Stock into a greater number of shares, the Warrant Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of shares obtainable upon exercise of this Warrant shall be proportionately increased. Conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Warrant Price in effect immediately prior to such combination shall be proportionately increased and the number of shares obtainable upon exercise of this Warrant shall be proportionately decreased.

        3.2   Dividends in Common Stock, Other Stock or Property. If at any time or from time to time the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor:

          (a)   Common Stock, options or any shares or other securities which are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution;

          (b)   any cash paid or payable other than as a regular cash dividend; or

          (c)   Common Stock or additional shares or other securities or property (including cash) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 3.1 above) and additional shares, other securities or property issued in connection with a Change (as defined below) (which shall be covered by the terms of Section 3.3 below), then and in each such case, the Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clause (b) above and this clause (c)) which such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

        3.3   Reorganization, Reclassification, Consolidation, Merger or Sale. If any recapitalization, reclassification or reorganization of the share capital of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its shares and/or assets or other transaction (including, without limitation, a sale of substantially all of its assets followed by a liquidation) shall be effected in such a way that holders of Common Stock shall be entitled to receive shares, securities or other assets or property (a "Change"), then, as a condition of such Change, lawful and adequate provisions shall be made by the Company whereby the Holder hereof shall thereafter have the right to purchase and receive (in lieu of the Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby) such shares, securities or other assets or property as may be issued or payable with respect to or in exchange for the number of outstanding Common Stock which such Holder would have been entitled to receive had such Holder exercised this Warrant immediately prior to the consummation of such Change. The Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to give effect to the adjustments provided for in this Section 3 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 3.3 shall similarly apply to successive Changes.

        3.4   Dilutive Issuances.

          (a)   Certain Definitions. As used in this Section 3.4, the following terms have the following respective meanings:

            (i)    "Option" means any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

            (ii)   "Convertible Securities" means any convertible note or other security directly or indirectly convertible into or exchangeable for Common Stock.

            (iii)  "Issue" means to grant, issue or sell any security (including Options).

            (iv)  "Additional Common Shares" means all Common Stock (including reissued shares) Issued (or deemed to be Issued pursuant to Section 3.4(b)) after the date of this Warrant. However, "Additional Common Shares" does not include (A) any Common Stock Issued in a transaction described in Sections 3.1, 3.2, or 3.3; (B) any Common Stock Issued upon exercise of any Options or upon conversion of any Convertible Securities outstanding on the date of this Warrant; (C) any Options or other security Issued to officers, directors or employees of, or consultants to, the Company, pursuant to the Company's pursuant to a stock option plan, restricted stock plan or other benefit plan, arrangement or agreement approved by the Board of Directors of the Company; (D) securities Issued in connection with (1) mergers, consolidations, acquisitions or similar business combinations approved by the Board of Directors (but excluding shares issued for the purpose of raising capital to fund such transactions) or (2) partnering arrangements or similar strategic transactions approved by the Board of Directors, provided that such transactions are not principally for the purpose of raising capital; (E) securities Issued to persons or entities with whom the corporation has business relationships, including in connection with commercial credit arrangements, equipment financings or similar transactions approved by the Board of Directors, provided such issuances are for other than primarily equity financing purposes; and (F) securities Issued in connection with a public offering.

          (b)   Deemed Issuance of Additional Common Shares. The shares of Common Stock ultimately Issuable upon exercise of an Option (including the shares of Common Stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The shares of Common Stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of Common Stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

          (c)   Adjustment of Warrant Price for Dilutive Issuances.

            (i)    Issuances. If the Company Issues Additional Common Shares after the Issuance Date and the consideration per Additional Common Share (determined pursuant to Section 3.4(h)) is less than the Warrant Price in effect immediately before such Issue, the Warrant Price in effect immediately before such Issue shall be reduced, concurrently with such Issue, to a price (calculated to the nearest penny) determined by multiplying the Warrant Price immediately prior to the Issue by a fraction,

              (A)  the numerator of which is the number of shares of Common Stock outstanding immediately before such Issue plus the number of shares of Common Stock that the aggregate consideration received by the Company for the Additional Common Shares would purchase at the Warrant Price in effect immediately before such Issue;

              (B)  the denominator of which is the number of shares of Common Stock outstanding immediately before such Issue plus the number of such Additional Common Shares.

            (ii)   Securities Deemed Outstanding. For the purposes of this Section 3.4(c), all securities issuable upon exercise of any outstanding Convertible Securities or Options or other rights to acquire securities of the Company shall be deemed to be outstanding.

          (d)   No Adjustment for Issuances Following Deemed Issuances. Except as provided in Sections 3.4(e) and (f), no additional adjustment to the Warrant Price shall be made upon the actual exercise of Options or the actual conversion of Convertible Securities.

          (e)   Adjustment Following Changes in Terms of Options or Convertible Securities. If the consideration payable to the Company increases or decreases pursuant to the terms of any outstanding Options or Convertible Securities, the Warrant Price shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Warrant Price that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall also be recomputed.

          (f)    Recomputation upon Exercise of Options or Convertible Securities. The Warrant Price computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under Convertible Securities expire without having been exercised. In the case of Convertible Securities or Options, the Warrant Price shall be recomputed as if the only Additional Common Shares Issued were the shares of Common Stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the Options or Convertible Securities. In the case of Options for Convertible Securities, the Warrant Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 3.4(h)), if any, upon the Issue of the Options for the Convertible Securities.

          (g)   Limit of Readjustments. No readjustment of the Warrant Price pursuant to Section 3.4(e) or (f) shall increase the Warrant Price more than the amount of any decrease made in respect of the Issue of any Options or Convertible Securities.

          (h)   Computation of Consideration. The consideration received by the Company for the Issue of any Additional Common Shares shall be computed as follows:

            (i)    Cash. Cash shall be valued at the amount of cash received by the Company, excluding amounts paid or payable for accrued interest.

            (ii)   Property. Property other than cash shall be computed at the fair market value thereof at the time of the Issue, as determined in good faith by the Board of Directors of the Company.

            (iii)  Mixed Consideration. The consideration for Additional Common Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors.

            (iv)  Options and Convertible Securities. The consideration per Additional Common Share for Options and Convertible Securities shall be determined by dividing:

              (A)  the total amount, if any, received or receivable by the Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon exercise of the Options or conversion of the Convertible Securities, by

              (B)  the maximum amount of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.

            (v)   Reduction for Cost of Issuances. The foregoing amounts shall be determined after deducting all expenses paid or incurred by the Company and all commissions and compensation paid and concessions and discounts allowed to underwriters, dealers or others performing similar services in connection with such Issue.

          (i)    Certificate as to Adjustments. Upon each adjustment of the Warrant Price, upon request, the Company at its expense shall promptly compute such adjustment and furnish Holder with a certificate setting forth such adjustment and the facts upon which such adjustment is based.

4.
Ownership and Transfer.

          4.1   Ownership of This Warrant. The Company may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof (notwithstanding any notations of ownership or writing hereon made by anyone other than the Company) for all purposes and shall not be affected by any notice to the contrary until presentation of this Warrant for registration of any permitted transfers.

          4.2   Rights of Stockholder. This Warrant shall not entitle its holder to any of the rights of a stockholder of the Company until the Warrant shall have been exercised and the shares of Warrant Stock purchasable upon the exercise hereof shall have been issued.

          4.3   Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and (a) in the case of loss, theft, or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or (b) in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount. The Holder shall reimburse the Company for all reasonable expenses incidental to replacement of this Warrant.

          4.4   Warrant Not Transferable. This Warrant and the rights hereunder are not transferable and/or assignable, in whole or in part, by the Holder.

5.
Miscellaneous Provisions.

          5.1   Address for Notices. Any notice or other document required or permitted to be given or delivered to the Holder shall be delivered or forwarded to the Holder at address set forth on the signature page hereto, or to such other address or number as shall have been furnished to the Company in writing by the Holder in accordance with this Section 5.1. Any notice or other document required or permitted to be given or delivered to the Company shall be delivered or forwarded to the Company at 1515 S. Manchester Blvd., Anaheim, California 92802, Attention: Chief Executive Officer (Facsimile No.: 714/780-7857, with a copy to Dorsey & Whitney LLP, 38 Technology Drive, Irvine, California 92618, Attention: Ellen S. Bancroft, Esq. (Facsimile No.: 714/424-5554), or to such other address or number as shall have been furnished to Holder in writing by the Company.

          5.2   Timing of Notices. All notices, requests and approvals required by this Warrant shall be in writing and shall be conclusively deemed to be given (a) when hand-delivered to the other party; (b) when received if sent by facsimile at the address and number set forth above, provided that notices given by facsimile shall not be effective unless either (i) a duplicate copy of such facsimile notice is promptly given by depositing the same in the mail, postage prepaid and addressed to the party as set forth below or (ii) the receiving party delivers a written confirmation of receipt for such notice by any other method permitted under this paragraph, and further provided that any notice given by facsimile received after 5:00 p.m. (recipient's time) or on a non-business day shall be deemed received on the next business day; (c) five (5) business days after deposit in the United States mail, certified, return receipt requested, postage prepaid, and addressed to the party as set forth in Section 5.1 above; or (d) the next business day after deposit with an international overnight delivery service, postage prepaid, addressed to the party as set forth above with next business day delivery guaranteed, provided that the sending party receives confirmation of delivery from the delivery service provider.

          5.3   Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California, without giving effect to the conflict of law principles thereof.

          5.4   Waiver, Amendments and Headings. This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by both parties (either generally or in a particular instance and either retroactively or prospectively). The headings in this Warrant are for purposes of reference only and shall not affect the meaning or construction of any of the provisions hereof.

          5.5   Counterparts. This Warrant may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer as of the Issuance Date.

COMPANY:
ODETICS, INC.
By
Gregory A. Miner, Chief Executive Officer
HOLDER:
[______________]
By

Print Name:

Title:

Address:

Facsimile No.:

WARRANT TO PURCHASE COMMON STOCK

SCHEDULE A

FORM OF NOTICE OF EXERCISE

[To be signed only upon exercise of the Warrant]

TO BE EXECUTED BY THE REGISTERED HOLDER

TO EXERCISE THE WARRANT

        The undersigned hereby elects to purchase            shares of Class A Common Stock of Odetics, Inc. (the "Company") pursuant to the Warrant to Purchase Common Stock dated July 29, 2003 and [check one]:

[ ]	Cash Exercise. The undersigned has delivered $ , the aggregate Warrant Price for shares of the Company's Class A Common Stock purchased herewith, in full in cash or by certified or official bank check or wire transfer;
[ ]
Net Exercise. In exchange for the issuance of shares of the Company's Class A Common Stock, the undersigned hereby agrees to surrender the right to purchase shares of the Class A Common Stock pursuant to the net exercise provisions set forth in Section 1.2(b) of the Warrant.

        Please issue a certificate or certificates representing such shares in the name of the undersigned or in such other name as is specified below and in the denominations as is set forth below:

[Type name of Holder as it should appear on the stock certificate]
[Requested denominations—if no denomination is specified, a single certificate will be issued]
The initial address of such Holder to be entered on the books of the Company shall be:

        The undersigned hereby represents and warrants that the undersigned is acquiring such shares for his own account for investment purposes only, and not for resale or with a view to distribution of such shares or any part thereof.

By:

Print Name:

Title:

Dated:

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  Exhibit 4.6
WARRANT TO PURCHASE COMMON STOCK
WARRANT TO PURCHASE COMMON STOCK
WARRANT TO PURCHASE COMMON STOCK
SCHEDULE A FORM OF NOTICE OF EXERCISE [To be signed only upon exercise of the Warrant]
TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THE WARRANT